Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 14, 2008 relating to the consolidated financial statements of Constant Contact, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Selected Financial Data” and “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 26, 2008